Exhibit 10.1
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BUTLER NATIONAL AO, LLC

THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE NOT

BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

NOR PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTERESTS

ARE SET FORTH HEREIN

TABLE OF CONTENTS

Page

ARTICLE 1 FORMATION AND OFFICES 1

FORMATION AND OFFICES *

1.1 Formation 1

1.2 Principal Office 1

1.3 Registered Office and Registered Agent 1

1.4 Purpose of Company 1

1.5 Date of Dissolution 1

1.6 Delivery of Copies to Members 2

ARTICLE 2 DEFINITIONS 2

DEFINITIONS 2

2.1 Terms Defined Herein 2

ARTICLE 3 CAPITALIZATION OF THE COMPANY 6

CAPITALIZATION OF THE COMPANY 6

3.1 Initial Capital Contributions 6

3.2 Description of Authorized Interests 6

3.3 Additional Authorized Interests 6

3.4 Additional Capital Contributions 6

3.5 Capital Withdrawal Rights, Interest and Priority 7

ARTICLE 4 CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES 7

CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES *

4.1 Cash Distributions Prior to Dissolution 7

4.2 Persons Entitled to Distributions 8

4.3 Allocation of Profits and Losses for Tax Purposes and Special Allocations 8

ARTICLE 5 MEMBERS' MEETINGS 8

MEMBERS' MEETINGS *

5.1 Meetings of Members; Place of Meetings 8

5.2 Quorum; Voting Requirement 9

5.3 Proxies 9

5.4 Action Without Meeting 9

5.5 Notice 9

5.6 Waiver of Notice 10

ARTICLE 6 MANAGEMENT AND CONTROL 10

MANAGEMENT AND CONTROL *

6.1 Powers of the Managers 10

6.2 Limitation on Powers of Managers 10

6.3 Duties of Managers 11

6.4 Voting Agreement With Respect to the Company's Board of Managers. 11

6.5 Compensation 12

6.6 Intentionally Deleted 13

6.7 Meetings of and Voting by Managers 13

6.8 Other Business Ventures 14

6.9 Authority to Execute Documents to be Filed Under the Act 14

6.10 Powers of the Members 14

ARTICLE 7 OFFICERS 14

OFFICERS *

7.1 Officers 14

7.2 Chairman of the Board 15

7.3 Vice Chairman of the Board 15

7.4 The President 15

7.5 Vice Presidents 16

7.6 Secretary and Assistant Secretaries 16

7.7 The Treasurer and Assistant Treasurers 16

7.8 Duties of Officers May be Delegated 17

7.9 Removal 17

7.10 Salaries and Compensation 17

7.11 Delegation of Authority to Hire, Discharge and Designate Duties 17

ARTICLE 8 LIABILITY AND INDEMNIFICATION 18

LIABILITY AND INDEMNIFICATION 18

8.1 Liability of Members and Managers 18

8.2 Indemnification 18

8.3 Expenses 18

8.4 Non-Exclusivity 19

8.5 Insurance 19

8.6 Savings Clause 19

8.7 Confidentiality 19

ARTICLE 9 TRANSFERS OF INTERESTS 20

TRANSFERS OF INTERESTS 20

9.1 General Restrictions 20

9.2 Transfers of Interests 21

9.3 Substitute Members 21

9.4 Effect of Admission as a Substitute Member 22

9.5 Drag Along Rights 22

9.6 Tag Along Rights 22

ARTICLE 10 DISSOLUTION AND TERMINATION 22

DISSOLUTION AND TERMINATION 22

10.1 Events Causing Dissolution 22

10.2 Notices to Secretary of State 23

10.3 Cash Distributions Upon Dissolution 23

10.4 In-Kind 23

10.5 Purchase of a Member's Interest 24

ARTICLE 11 ACCOUNTING AND BANK ACCOUNTS 25

ACCOUNTING AND BANK ACCOUNTS 25

11.1 Fiscal Year and Accounting Method 25

11.2 Books and Records 25

11.3 Books and Financial Reports 26

11.4 Tax Returns and Elections 26

11.5 Bank Accounts 26

ARTICLE 12 MISCELLANEOUS 26

MISCELLANEOUS 26

12.1 Title to Property 26

12.2 Waiver of Default 27

12.3 Amendment 27

12.4 No Third Party Rights 27

12.5 Severability 27

12.6 Nature of Interest in the Company 28

12.7 Offset 28

12.8 Binding Agreement 28

12.9 Headings 28

12.10 Word Meanings 28

12.11 Counterparts 28

12.12 Entire Agreement 28

12.13 Representations 28

12.14 Partition 29

12.15 Arbitration 29

12.16 Non-Disclosure 30

12.17 Governing Law 30

SCHEDULE A-1 - MEMBERS 1

SCHEDULE A-2 - INVESTMENT SCHEDULES 1

SCHEDULE B - TAXES *

LIMITED LIABILITY COMPANY AGREEMENT OF BUTLER NATIONAL AO, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 8th day of August, 2008, by and among the persons executing this Agreement on the signature page hereof (hereinafter collectively, together with such other persons who may hereafter become members as provided herein, referred to as the "Members" or individually as a "Member").

ARTICLE 1 FORMATION AND OFFICES

1.1 Formation

Pursuant to the Act, the Members have formed a Kansas limited liability company effective upon the filing of the Articles (hereinafter defined) of the Company with the Secretary of State of Kansas.

1.2 Principal Office

The principal office of the Company shall be located at 19920 W. 161st St., Olathe, KS 66062 or at such other place(s) as the Managers (hereinafter defined) may determine from time to time.

1.3 Registered Office and Registered Agent

The location of the registered office and the name of the registered agent of the Company in the State of Kansas shall be as stated in the Articles, as determined from time to time by the Board of Managers.

1.4 Purpose of Company

The purposes for which the Company is organized shall be to engage in the business of providing services to the State of Kansas in compliance with and subject to its agreements with the State in connection with the State's ownership and operation of the Lottery Gaming Facility at the Boot Hill Casino & Resort in Dodge City, Kansas and development of the 55 to 70 acre tract (the "Facility") and transacting any or all lawful business for which a limited liability company may be organized under the Act. The Company may engage in any other activities related or incidental thereto.

1.5 Date of Dissolution

The Company shall have a perpetual existence.

1.6 Delivery of Copies to Members

Upon the return by the Secretary of State of Kansas to the Company of any document "Filed" with the Secretary of State of Kansas relating to the Company, neither the Company nor the Person executing such document shall be required to deliver or mail a copy thereof to any Member.

ARTICLE 2 DEFINITIONS

2.1 Terms Defined Herein

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

"Act" means the Kansas Revised Limited Liability Company Act, K.S.A. 17-7662 et seq., as amended from time to time.

"Affiliate" of a specified person (the "Specified Person") means any person (a) who directly or indirectly controls, is controlled by, or is under common control with the Specified Person; (b) who owns or controls ten percent (10%) or more of the Specified Person's outstanding voting securities or equity interests; (c) of whom such Specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the Specified Person; (e) in whom the Specified Person is a director, partner, manager, executive officer or trustee; or (f) who has any relationship with the Specified Person by blood, marriage or adoption, not more remote than first cousin.

"Agreement" means this Limited Liability Company Agreement, as amended from time to time.

"Appraisal" means a determination of fair market value of the Interest involved as done by a qualified appraiser who is a member of a "big five" accounting firm or the American Society of Appraisers and who is selected by the involved Members (or if such Members cannot agree, one appraiser chosen by the transferring Member, one appraiser chosen by the purchasing Members collectively and one appraiser chosen jointly by such two appraisers); in determining fair market value, the appraiser(s) (a) shall reflect any negative value of the illiquidity of any non-cash property offered by the third party, if any, and (b) shall reflect any control premium which such interest may represent.

"Bankruptcy" or "Event of Bankruptcy" with respect to the Company or a Member thereof, means (a) an adjudication that such Member or Company is bankrupt or insolvent, or the entry of an order for relief under the Federal Bankruptcy Code, (b) its inability to pay its debts as they mature, (c) the making by it of an assignment for the benefit of creditors, (d) the filing by it of a petition in bankruptcy or a petition for relief under any section of the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency statute or any answer admitting or failing to deny the allegations of any such petition, (e) the filing against it of any such petition (unless such petition is dismissed or stayed within 90 days from the date of filing thereof), or (f) the appointment of a trustee, conservator or receiver for all or a substantial part of its assets (unless such appointment is vacated or stayed within 90 days from its effective date).

"BNSC" means Butler National Service Corporation.

"Board of Managers" or "Board" means the Managers as a group.

"Articles or Organization" or "Articles" means the Articles of Organization of the Company filed with the Secretary of State of Kansas, as amended or restated from time to time.

"Capital Contribution" means the total amount of cash, other property, services rendered, a promissory note or other obligation to contribute cash or property or perform services. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

"Class A Common Interests" means the Common Interests described in Section 3.2(b).

"Class B Common Interests" means the Common Interests described in Section 3.2(c).

"Class A Preferred Interests" means the Preferred Interests described in Section 3.2(a).

"Common Interests" means the Class A Common Interests and Class B Common Interests described in Sections 3.2(b) and 3.2(c).

"Company" means BUTLER NATIONAL AO, LLC.

"Entity" means any foreign or domestic general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

"Event of Withdrawal" means an event that causes a Person to cease to be a Member as provided in the Act, which events include, but are not limited to, (a)  an Event of Bankruptcy with respect to such Person, (b) in the case of a Member who is a natural person (I) his/her death or (II) the entry by a court of competent jurisdiction adjudicating him/her incompetent to manage his/her person or estate, (c) in the case of a Member that is a trust (I) the termination of the trust or (II) a distribution of its entire Interest but not merely the substitution of a new trustee, (d) in the case of a Member that is a general or limited partnership (I) the dissolution and commencement of winding up of the partnership or (II) a distribution of its entire Interest, (e) in the case of a Member that is a corporation (I) the filing of articles of dissolution or their equivalent for the corporation, (II) a distribution of its entire Interest, (f) in the case of a Member that is an estate the distribution by the fiduciary of the estate's entire interest in the Company, or (g) in the case of a Member that is a limited liability company (I) the filing of articles of dissolution or termination or their equivalent for a limited liability company or (II) a distribution of its entire Interest.

"Extinguished" with respect to the Preferred Interests means the Capital Contributions with respect to the Preferred Interests have been returned to the holders of the Preferred Interests and all of the Preferred Return has been paid to the holders of the Preferred Interests.

"Final Approval" means the final approval by the Kansas Lottery Commission, selection by the Lottery Gaming Facility Review Board and clearing of background checks by the Kansas Racing and Gaming Commission.

"Interest" refers to all of a Member's rights and interests in the Company in such Member's capacity as a Member (including both Preferred and Common Interests), all as provided in the Articles, this Agreement and the Act.

"Liquidation Proceeds" means all Property at the time of liquidation of the Company and all proceeds thereof.

"Majority in Interest" means any group of Members holding an aggregate of more than 50% of the voting Interests held by all Members.

"Managers" means the Persons designated or elected from time to time as managers of the Company, acting in their capacity as Managers.

"Members" means those Persons executing this Agreement as members of the Company, including any Substitute Members, in each such Person's capacity as a Member of the Company.

"Notice" means a writing in the form of a notice, consent, or request, as applicable, containing the information required by this Agreement to be communicated to a party, personally delivered or sent by United States mail, postage prepaid, or sent by pre-paid, overnight delivery or sent by telecopy to such party at the last known address or fax number, as the case may be, of such party as shown on the records of the Company, the date of mailing or sending thereof being deemed the date of receipt thereof.

"Percentage Interest" of a Member means, at any particular time, a ratio, expressed as a percentage, which is the ratio that the number of issued Interests of such Member bears to the total number of issued Interests of all Members, which percentages are subject to adjustment as provided herein.

"Permitted Transfer" of an Interest shall mean any Transfer by a Member:

(a) to an Affiliate of such Member so long as such Member has control of or is controlled by such Affiliate;

(b) upon the death of any Member who is a natural person, to such Member's estate or executor, as the case may be, with Notice thereof to the Company and the Members;

(c) in the event any Member who is a natural person becomes substantially and not temporarily disabled, to such Member's custodian or guardian upon Notice thereof to the Company and the Members;

(d) in connection with a withdrawal pursuant to Section 9.1(a);

(e) to the Company pursuant to Section 10.5; or

(f) as authorized by Section 3.3.

"Person" means any individual or Entity.

"Preferred Return" means a 15% annual return (compounded quarterly)on the Preferred Capital Contributions and any currently due but unpaid Preferred Return in respect of the Preferred Interests.

"Preferred Interest Holder" means a Person holding Preferred Interests.

"Preferred Interests" means the Preferred Interests described in Sections 3.2(a).

"Prime Rate" means the annual rate of interest reported from time to time in The Wall Street Journal as the base rate on corporate loans at large money center commercial banks.

"Property" means all properties and assets that the Company or its subsidiary Affiliates may own or otherwise have an interest in from time to time.

"Substitute Member" shall have the meaning set forth in Section 9.3.

"Super Majority in Interest" means a group of Members holding an aggregate of more than 66% of the voting Interests held by all Members.

"Tax Distribution" shall have the meaning set forth in Section 4.1(b)(i).

"Transfer" means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

  "Unreturned Capital Contribution" means with respect to each Member, the amount of such Member's Capital Contribution less any amounts paid to such Member as a return of its Capital Contribution as required by Sections 4.1 and 10.3.

ARTICLE 3 CAPITALIZATION OF THE COMPANY

  3.1 Initial Capital Contributions

  Each Member shall make an initial Capital Contribution to the capital of the Company in an amount set forth opposite such Member's name and address on the attached Schedule A-1. The agreed upon fair market value of any contributed property is also set forth on Schedule A-1. Hereafter, the names and Capital Contributions of the Members shall be reflected in the books and records of the Company.

  3.2 Description of Interests

  The following numbers of Interests have been authorized and have been issued to Members as set forth on Schedule A-1.

        20,000,000 Class A Preferred Interests to be issued as set forth in Schedule A-2;

        30,000,000 Class A Common Interests; and

        10,000,000 Class B Common Interests.

  3.3 Additional Interests

  The Company is authorized to issue additional Interests to any Person or Persons and for such consideration as is approved in accordance with Section 6.2.

  3.4 Additional Capital Contributions

  No Member shall be required to make any additional Capital Contribution except as otherwise provided in this Agreement and as follows:

      The Preferred Interest Holder shall be required to contribute $20,000,000 in capital as and when called by the Company pursuant to the schedule set forth on Schedule A-2 hereto. Upon contribution to the Company, the first $5,500,000 shall be reimbursed to BNSC for the advance to the State of Kansas for the Privilege Fee. In the event the State of Kansas does not select BNSC as the manager for the Lottery Gaming Facility in the Southwest Zone after it is reimbursed the $5,500,000, BNSC shall assign all rights to the $5,500,000 Privilege Fee to the Preferred Interest Holder.

  (b) The Preferred Interest Holder and BNSC shall each be required to contribute up to $5,000,000 for use by the Company for expansion or for liquidity purposes as the Board determines in exchange for Class B Common Interests.

  3.5 Capital Withdrawal Rights, Interest and Priority

    Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member's Capital Contribution or to receive any distributions from the Company. In the event a Member withdraws from the Company in violation of this Agreement and the business of the Company is continued, the Member shall not be entitled to receive back such Member's Capital Contribution nor receive back the fair market value of such Member's Interest and shall not be entitled to receive any other type or form of payment from the Company (other than as set forth in Section 9.1(d)); instead, such Member shall have the status of an assignee of an Interest. No Member shall be entitled to receive or be credited with any interest on the balance of such Member's Capital Contribution at any time.

ARTICLE 4 CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES

  4.1 Cash Distributions Prior to Dissolution

        Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act. Currently, among other prohibitions, the Act prohibits the Company from making a distribution to the extent that, after giving effect to the distribution, liabilities of the Company exceed the fair value of the assets of the Company, where "liabilities" does not include Capital Contributions or liabilities for which a creditor's recourse is limited to specific property of the Company and "fair value of assets" only includes property subject to liability for which the recourse of creditors is limited to the extent that property exceeds that liability. In addition, no distribution hereunder shall be permitted to the extent prohibited by any credit agreement or any agreement to which the Company is a party.

        Subject to Section 4.1(a), cash distributions shall be made quarterly in the following order of priority:

          First, to the Members in amounts equal to 45% of any Profits For Tax Purposes (as defined in Schedule B) allocated to them pursuant to Schedule B ("Tax Distributions"). Tax Distributions shall be treated as an advance of any other distributions such Member is entitled to pursuant to this Section 4.1(b) and Section 10.3.

          Second, to the Preferred Interest Holders, pro rata in proportion to and to the extent of the sum of their unpaid Preferred Return and their Unreturned Capital Contributions with respect to their Preferred Interests (provided, however; (1) that Tax Distributions made pursuant to Section 4.1(b)(i) shall be first credited toward the payment of the Preferred Return; and (2) upon full return of their Capital Contributions with respect to their Preferred Interests and full payment of any unpaid Preferred Return from prior years, the Members holding Preferred Interests shall no longer be entitled to a Preferred Return).

          Third, to the Members holding Class B Common Interests, pro rata in proportion to their Unreturned Capital Contributions with respect to their Class B Common Interests, in an amount equal to their Unreturned Capital Contributions with respect to their Class B Common Interests.

          Finally, to the Members pro rata in proportion to their Percentage Interests.

        All cash of the Company available for distribution, after the payment of any debts of the Company then due and the establishment of reasonable reserves for other debts, liabilities, expenses and projected working capital requirements, shall be distributed as provided in Section 4.1(b) at such times and in such amounts as the Board of Managers may determine in its sole discretion and in any event within ninety (90) days after the end of each fiscal year of the Company.

        Except as provided by the Act or as expressly provided in this Agreement, upon the liquidation of the Company, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return, in whole or in part, the Capital Contribution of one or more Members, such Member or Members shall have no recourse against the Company, the Board of Managers or any other Member or Person.

  4.2 Persons Entitled to Distributions

  All distributions of cash to the Members under Section 4.1 hereof shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Managers.

  4.3 Allocation of Profits and Losses for Tax Purposes and Special Allocations

  All Profits and Losses for Tax Purposes of the Company and all special allocations of the Company shall be made in accordance with Schedule B attached hereto.

ARTICLE 5 MEMBERS' MEETINGS

  5.1 Meetings of Members; Place of Meetings

  Regular meetings of the Members shall be held on an annual basis or more frequently as determined by a Majority in Interest. All meetings of the Members shall be held at the principal offices of the Company as set forth in Section 1.2 hereof, or at such other place as shall be designated from time to time by the Board of Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Board of Managers. Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

  5.2 Quorum; Voting Requirement

  The presence, in person or by proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Members. Except as provided in Section 6.4 on the election of Managers, the affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Articles or this Agreement. Only Class A Common Interests and Class A Preferred Interests shall be voting Interests.

  5.3 Proxies

  At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one year prior to such meeting.

  5.4 Action Without Meeting

  Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum interests that would be necessary to authorize or take such action at a meeting of all of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 5.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing.

  5.5 Notice

  Notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered personally or sent by mail or by fax not less than five (5) days nor more than sixty (60) days before the date of the meeting by or at the direction of the Board of Managers or other persons calling the meeting, to each Member entitled to vote at such meeting.

  5.6 Waiver of Notice

  When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, shall be equivalent to the giving of such Notice.

ARTICLE 6 MANAGEMENT AND CONTROL

  6.1 Powers of the Managers

  Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Managers. Any decision or act of the Board of Managers within the scope of the Managers' power and authority granted hereunder shall control and shall bind the Company.

  6.2 Limitation on Powers of Managers

        The following actions to be effective shall require the affirmative vote of at least four (4) of the Managers:

          to approve the annual operating and capital budgets and business plan of the Company;

          to incur debt (including convertible debt) in excess of $250,000;

          to authorize any action specified in Section 6.2(b).

          to approve any transaction with a Member or any Affiliate of a Member;

          to authorize any extraordinary distribution;

          to authorize any bankruptcy or reorganization of the Company;

          to authorize the loan of any Company funds (other than employee advances in the ordinary course of business); and

          to approve, renew or modify any management agreement.

        Without the approval of a Super Majority in Interest of the Members, the Managers shall not have the authority to:

          sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the Property in a single transaction or series of related transactions;

          terminate, dissolve or wind-up the Company;

          amend this Agreement;

          issue additional Preferred Interests or Common Interests; or

          approve a merger or consolidation of the Company with or into another Person.

        6.3 Duties of Managers

        In addition to the rights and duties of the Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Managers shall be responsible for and are hereby authorized to:

        hire or appoint agents, independent contractors or officers of the Company;

        carry out and effect all directions of the Members;

        select and engage the Company's accountants, attorneys, and other professional advisors; and

        engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company's business.

        6.4 Voting Agreement With Respect to the Company's Board of Managers.

        In any and all elections of the Managers of the Company (whether at a meeting or by written consent in lieu of a meeting), each of the Members shall vote, or cause to be voted, all Interests entitled to vote in such election which are held by such Member (or over which such Member has voting control) so as to assure that the Board of Managers of the Company, following such election, shall consist of:

          three (3) individuals designated by the holders of the Class A Common Interests; and

          two (2) individuals designated by the holders of the Class A Preferred Interests of the Company.

        Each of (i) the holders of the Class A Common Interests of the Company, (ii) the holders of the Class A Preferred Interests of the Company, shall be entitled to remove the individual or individuals designated by them as Managers with or without cause and to designate a replacement for any individual so removed.

        Each of the Members holding (or having voting control over) Interests entitled to vote in any election of Managers of the Company hereby grants to the Company an irrevocable proxy, coupled with an interest, to vote all such Interests to the extent necessary to carry out the provisions of this Section 6.4 in the event of any breach by such Person of such Person's obligations under this Section 6.4 (in which event the Company shall vote such Interests so as to carry out the provisions of this Section 6.4).

        Each of the Members agrees that:

          the Board of Managers of the Company shall at no time have more than five (5) members;

          the Board of Managers of the Company shall meet not less frequently than once during each fiscal quarter;

          at any meeting of Managers of the Company, to constitute a quorum, at least three (3) Managers must be present, in person and/or through any communications equipment; and

          at any meeting of Managers of the Company at which a quorum is present, except as limited in Section 6.2, all acts, questions and business which may come before such meeting shall be determined by a majority of the votes cast by the Managers present at such meeting.

        Promptly following a request therefore by any individual who is or will be a member of the Board of Managers of the Company, the Company shall obtain at its expense directors' liability insurance having such terms and conditions as are reasonably requested by such individual.

        A Manager may resign from such position at any time upon giving thirty (30) days' prior written Notice to the Company. Any vacancy occurring by reason of death, resignation or removal or any other reason causing a change in the number of Managers may be filled by the Member(s) who elected such Manager pursuant to Section 6.4(a), by written designation. The Company shall promptly notify the Managers of the occurrence of a vacancy.

        The initial Managers shall be Clark D. Stewart, Larry J. Woolf, R. Warren Wagoner, and David B. Hayden, who shall serve at the pleasure of the Members and until the first election referred to in Section 6.4(a).

        All Managers shall be capable of having and shall have completed a background investigation by the Kansas Racing and Gaming Commission that is satisfactory to the State of Kansas

        6.5 Compensation

        Except as provided in Section 6.6 or elsewhere in this Agreement, no Manager or Member shall be entitled to compensation for any services such Manager or such Member may render to or for the Company; provided, however, that nothing herein contained shall be construed to preclude any Manager or Member from serving the Company in any other capacity (such as an officer, employee, or lender) and receiving regular compensation therefore. Each Manager and, where applicable, Member, shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred on behalf of the Company.

        6.6 Management Consulting Fees

        After the Unreturned Capital Contribution of each Member reaches zero and until such time as substantially all the assets of the Company have been sold, Members holding Class A Common Interests shall pay eight and one-third percent (8.33%) of distributions received by Class A Common Interest holders to Larry J. Woolf.

        To the extent Preferred Interest Holder and BNSC shall each be required to contribute up to $5,000,000 or such other amount for use by the Company for expansion or for liquidity purposes as the Board determines in exchange for Class B Common Interests, the requirement for the payment of eight and one-third percent (8.33%) of Class A Common Interest holder distribution to Larry J. Woolf shall be suspended until the Preferred Interest Holder and BNSC have each received a return of their respective contribution pursuant to Section 4.1(b)(iii).

        6.7 Meetings of and Voting by Managers

        Subject to the provisions of Section 6.4(d), meetings of the Managers shall be held at such time and at such places as they shall determine. In addition, any one Manager may, upon giving four (4) days' written Notice to the others, call a meeting of the Managers. No meeting of the Managers shall be held without a quorum being present, which shall consist of a majority of the Managers. Managers may participate in a meeting of the Managers by means of conference telephone or other similar communication equipment whereby all Managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Except as provided in Section 6.2(a), action of the Managers shall require the affirmative vote of a majority of all Managers.

        Each Manager shall have one (1) vote on all matters.

        The Managers shall make every reasonable effort to keep the Members advised of all material pending matters, prospective decisions and actions taken and shall consult with the Members on such matters as they deem appropriate.

        Though the Managers have no obligation to do so, they may refer any matter to a meeting of the Members for a decision.

        Any action required or permitted by this Agreement to be taken at any meeting of the Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the minimum number of Managers necessary to authorize or take such action. Prompt Notice of the taking of any action taken pursuant to this Section 6.7(e) by less than the unanimous written consent of the Managers shall be given to those Managers who have not consented in writing. Unless otherwise restricted by law, the Articles or this Agreement, members of the Board of Managers of the Company, or any committee designated by the Board, may participate in a meeting of the Board or committee by means of telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant hereto shall constitute presence in person at such meeting.

        When any Notice is required to be given to any Manager hereunder, a waiver thereof in writing, signed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.

        The Board of Managers may designate by resolution one or more committees, each consisting of at least two Managers, which committees shall have the authority delegated to them by the Board. Such committees shall operate under procedures consistent with those set forth in this Section 6.7.

  6.8 Other Business Ventures

  Any Member or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Unless otherwise agreed to, no Manager shall be required to devote all such Manager's time or business efforts to the affairs of the Company, but shall devote so much of such Manager's time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

  6.9 Authority to Execute Documents to be Filed Under the Act

  Any Manager shall have the power and authority to execute, on behalf of the Company, the Managers or the Members, any document to be filed with the Secretary of the State of Kansas pursuant to the terms of the Act.

  6.10 Powers of the Members

  No Member, acting solely in such Member's capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company.

ARTICLE 7 OFFICERS

  7.1 Officers

        Who Shall Constitute. The officers of the Company may be one or more of the following: Chairman of the Board, Vice Chairman of the Board, a president, one or more vice presidents, a secretary, a treasurer, one or more assistant secretaries and one or more assistant treasurers. The Board may annually elect such officers as it deems appropriate. The Board may, if it desires, elect or appoint additional officers and may further identify or describe any one or more of the officers of the Company. The Board may also leave one or more offices vacant.

        Officers of the Company need not be members of the Board of Managers. Any two (2) or more offices may be held by the same person.

        Term of Office. Each officer of the Company shall hold such office at the pleasure of the Board of Managers or for such other period as the Board may specify at the time of election or appointment, or until such officer's death, resignation or removal by the Board, whichever first occurs. In any event, each officer of the Company who is not reelected or reappointed at the annual election of officers by the Board next succeeding his/her election or appointment shall be deemed to have been removed by the Board, unless the Board provides otherwise at the time of election or appointment.

        Other Agents. The Board from time to time may also appoint such other agents for the Company as it shall deem necessary or advisable, each of whom shall serve at the pleasure of the Board or for such period as the Board may specify, and shall exercise such powers, have such titles and perform such duties as shall be determined from time to time by the Board or by an officer empowered by the Board to make such determinations.

  7.2 Chairman of the Board

  The Chairman shall preside at all meetings of the Members and Managers and shall have such other duties as may be prescribed by the Board.

  7.3 Vice Chairman of the Board

  The Vice Chairman of the Board shall, in the absence of the Chairman, preside at all meetings of the Members and Managers and shall have such other duties as may be prescribed by the Board.

  7.4 The President

  Unless the Board otherwise provides, the president shall be the chief executive officer of the Company with such general executive powers and duties of supervision and management as are usually vested in the office of the chief executive officer of a corporation as provided in the General and Business Corporation Law of Kansas, and he/she shall carry into effect all directions and agreements of the Board.

  The president may execute all instruments for and in the name of the Company or the Managers; provided, however, that the President may not execute any debt instruments, such as bonds, notes, debentures or mortgages, without the prior approval of the Board of Managers.

  Unless the Board otherwise provides, the president, or any person designated in writing by him/her, shall have full power and authority on behalf of this Company (a) to attend and to vote or take action at any meeting of the holders of securities of corporations or memberships in limited liability companies in which this Company may hold securities or interests, and at such meetings shall possess and may exercise any and all rights and powers incident to being a holder of such securities or interests, and (b) to execute and deliver waivers of Notice and proxies for and in the name of the Company with respect to any securities or interests held by this Company.

  The president shall, unless the Board otherwise provides, be ex officio a member of all standing committees. The president shall also possess such other or further duties and authority as may be prescribed elsewhere in this Agreement or from time to time by the Board of Managers.

  7.5 Vice Presidents

  In the absence of the president or in the event of the president's disability or inability or unreasonable refusal to act, any vice president may perform the duties and exercise the powers of the president until the Board otherwise provides. Vice presidents shall perform such other duties and have such other authority as the Board may from time to time prescribe.

  7.6 Secretary and Assistant Secretaries

  The secretary shall attend all sessions of the Board and all meetings of the Members, shall prepare minutes of all proceedings at such meetings and shall preserve them in a minute book of the Company. The secretary shall perform similar duties of the executive and other standing committees when requested by the Board or any such committee.

  The secretary shall see that all books, records, lists and information, or duplicates, required to be maintained by law are so maintained. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation as provided in the General and Business Corporation Law of Kansas and shall perform such other duties and have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Board of Managers or the president of the Company, under whose direct supervision the secretary shall be.

  In the absence of the secretary or in the event of the secretary's disability or inability or refusal to act, any assistant secretary may perform the duties and exercise the powers of the secretary until the Board otherwise provides. Assistant secretaries shall perform such other duties and have such other authority as the Board of Managers may from time to time prescribe.

  7.7 The Treasurer and Assistant Treasurers

  The treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall keep or cause to be kept all other books of account and accounting records of the Company. The treasurer shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers or by any officer of the Company to whom such authority has been granted by the Board.

  The treasurer shall disburse, or permit to be disbursed, the funds of the Company as may be ordered, or authorized generally, by the Board, and shall render to the president of the Company and the Managers whenever they may require it, an account of all transactions of treasurer and of those under the treasurer's jurisdiction, and of the financial condition of the Company.

  The treasurer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Board of Managers. The treasurer shall have the general duties, powers and responsibility of a treasurer of a corporation as provided in the General and Business Corporation Law of Kansas and shall, unless otherwise provided by the Board, be the chief financial and accounting officer of the Company.

  In the absence of the treasurer or in the event of the treasurer's disability or inability or refusal to act, any assistant treasurer may perform the duties and exercise the powers of the treasurer until the Board otherwise provides. Assistant treasurers shall perform such other duties and have such other authority as the Board of Managers may from time to time prescribe.

  7.8 Duties of Officers May be Delegated

  If any officer of the Company be absent or unable to act, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being, some or all of the functions, duties, powers and responsibilities of any officer to any other officer, or to any other agent or employee of the Company or other responsible person, provided a majority of the whole Board concurs.

  7.9 Removal

  Any officer or agent elected or appointed by the Board of Managers, and any employee, may be removed or discharged by the Board whenever in its judgment the best interests of the Company would be served thereby, but such removal or discharge shall be without prejudice to the contract rights, if any, of the person so removed or discharged.

  7.10 Salaries and Compensation

  Salaries and compensation of all elected officers of the Company shall be fixed, increased or decreased by the Board of Managers, but this power may be delegated to a committee. Salaries and compensation of all appointed officers, agents and employees of the Company may be fixed, increased or decreased by the Board of Managers. Each officer shall be entitled to reimbursement from the Company for all reasonable and direct out-of-pocket expenses incurred on behalf of the Company.

  7.11 Delegation of Authority to Hire, Discharge and Designate Duties

  The Board from time to time may delegate to the president or other officer or executive employee of the Company, authority to control the day to day operation of the Company, and to hire, discharge and fix and modify the duties, salary or other compensation of employees of the Company under the jurisdiction of such person, and the Board may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the Company the services of attorneys, accountants and other experts.

ARTICLE 8 LIABILITY AND INDEMNIFICATION

  8.1 Liability of Members and Managers

        A Member shall only be liable to make the payment of the Member's Capital Contribution. No Member or Manager shall be liable for any obligations of the Company or any other Member or Manager, unless personally guaranteed by the Member or Manager pursuant to a separate document.

        Except as otherwise specifically provided in the Act, no Member shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

  8.2 Indemnification

  The Managers, any officers of the Company appointed by the Managers, their Affiliates, and their respective stockholders, members, managers, directors, officers, partners and employees (individually and collectively, an "Indemnitee") shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Article  8 shall be made only out of the assets of the Company and no Manager or Member shall have any personal liability on account thereof.

  8.3 Expenses

  Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 8.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Board of Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 8.

  8.4 Non-Exclusivity

  The indemnification and advancement of expenses set forth in this Article 8 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Articles, this Agreement, any other agreement, a vote of Members, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Board of Managers. The indemnification and advancement of expenses set forth in this Article 8 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

  8.5 Insurance

  The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 8.

  8.6 Savings Clause

  If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnitee or any other Person indemnified pursuant to this Article 8 as to costs, charges and expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

  8.7 Confidentiality

  The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which to third parties may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or a Manager, except for disclosures (i) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it if practicable); (ii) to advisers or representatives of the Member or Persons to which that Member's Interest may be Transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 8.7; or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 8.7 may cause irreparable injury to the Company for which monetary damages are inadequate or difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 8.7 may be enforced by specific performance.

ARTICLE 9 TRANSFERS OF INTERESTS

  9.1 General Restrictions

        No Member may Transfer all or any part of such Member's Interest unless such Transfer is in compliance with applicable provisions of this Agreement (including, but not limited to, Section 9.1(b) hereof). Any purported Transfer of an Interest or portion thereof which is in violation of the terms of this Agreement shall be null and void and of no effect. A Transfer made in compliance with this Section 9.1(a) shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Agreement, including this Article 9, to the same extent and in the same manner as any Member desiring to make any Transfer. No Member shall have the right to withdraw except upon ninety (90) days' Notice to the other Members and with the consent of a Majority in Interest of the remaining Members. If the withdrawing Member and a Majority in Interest cannot agree upon the payment, if any, due from Company to the withdrawing Member in exchange for his/her Interest, then the withdrawing Member shall have the status of an assignee of an Interest. A Person shall cease to be a Member upon assignment of all such Member's Interest.

        Transferee shall pay for and successfully complete all required background checks and other governmental requirements prior to any Transfer taking place.

        A Member may not Transfer, in whole or in part, his Interest if such Transfer would (i) violate the Securities Act of 1933 or any other applicable federal, state or local law, (ii) require the Company to register as an investment company under the Investment Company Act of 1940, or (iii) cause the Company to become treated as a corporation or as an association taxable as a corporation for federal income tax purposes. The Board of Managers may require, as a condition of the Transfer of any Interest, that the Member or transferor furnish the Company with an opinion of counsel, satisfactory to the Board of Managers, that the proposed Transfer will not have any of the consequences described in this Section 9.1.

        Except as provided in this Article 9 and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the Transfer by any Member of his Interest until the Company has received actual notice thereof.

        Unless and until admitted as a Substitute Member pursuant to Section 9.3, a transferee of a Member's Interest in whole or in part shall be an assignee with respect to such transferred Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member (other than rights provided by Section 9.2), including the right to vote, the right to elect Managers, the right to require any information or accounting of the Company's business or the right to inspect the Company's books and records. Such transferee shall only be entitled to receive, to the extent of the Interest transferred to such transferee, the allocations of Profits and Losses for tax purposes, and the share of distributions, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the transferred Interest, and to exercise the rights granted to Members by Section 9.2.

        9.2 Transfers of Interests

        Any Transfer of an Interest by a Member to a third party (other than a Permitted Transfer) shall be subject to the provisions of this Agreement.

        9.3 Substitute Members

        No transferee of all or part of a Member's Interest shall become a Substitute Member in place of the transferor unless and until:

        the transferee has executed an instrument accepting and adopting the terms and provisions of the Articles and this Agreement;

        the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a Substitute Member; if the transferee is an Entity, provision to the Board of Managers of evidence of its authority to become a Member under the terms and provisions of this Agreement; and

        the non-Transferring Members have unanimously consented (which consent may be unreasonably or arbitrarily withheld) in writing to such transferee becoming a Substitute Member (provided that all Members hereby irrevocably consent to any transferee under a Permitted Transfer becoming a Substitute Member).

  Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Board of Managers shall cause the books and records of the Company to reflect the admission of the transferee as a Substitute Member to the extent of the transferred Interest held by the transferee.

  9.4 Effect of Admission as a Substitute Member

  A transferee who has become a Substitute Member has, to the extent of the transferred Interest, all the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member of the same class as the transferor under the Articles, this Agreement and the Act. Upon admission of a transferee as a Substitute Member, the transferor of the Interest so held by the Substitute Member shall cease to be a Member of the Company to the extent of such transferred Interest.

  9.5 Drag Along Rights

  In the event that a Member (the "Initiating Member") owning 60% or more of the Percentage Interests arranges for a bona fide third party to purchase or otherwise acquire 100% of the Interests (or assets) of the Company in accordance with this Agreement, then at the option of the Initiating Member, the Initiating Member may give written notice to the other Members of the terms of the offer and the Members shall agree to transfer and hereby agree to transfer all of their Interest in the Company pursuant to the same terms as the Initiating Member is bound. Such other Members will execute and deliver any documents and agreements reasonably requested by the Initiating Member in connection with such transaction.

  9.6 Tag Along Rights

  In the event an Initiating Member wishes to sell any Interests owned by it (the "Selling Party") to any third party (other than in accordance with a Permitted Transfer) (the "Purchaser"), the Selling Party shall cause a written Notice of the offer by the Purchaser to purchase such Interests (a "Tag Along Notice") to be delivered to each of the other Members, setting forth the price to be paid by the Purchaser, the identity of the Purchaser and the other principal terms and conditions of the Purchaser's offer to purchase such Interests. Each such other Member shall have the right to sell to the Purchaser, as a condition of such sale by the Selling Party. The total purchase price shall be allocated among the Interests sold to the Purchaser in the same manner as if the proceeds were distributed by the Company upon liquidation as of the date of the closing of the sale to the Purchaser. Each Member shall notify the Selling Party of its intention to sell its Interests pursuant to this Section 9.6 as soon as practicable after receipt of the Tag Along Notice, but in no event later than 10 days after receipt thereof. The Selling Party and each other Member intending to sell Interests hereunder shall sell to the Purchaser all, or at the option of the Purchaser, any party of the Interests proposed to be sold by them upon terms and conditions (including price), not more favorable to the Purchaser than those set forth in the Tag Along Notice; provided, however, that any purchase of less than all of such Interests by the Purchaser shall be made from the Selling Party and each other Member intending to sell Interests hereunder pro rata based upon the number of Interests then held by the Selling Party and each other Member. In no event shall the Selling Party receive special consideration or a premium in connection with a sale contemplated by this Section 9.6.

ARTICLE 10 DISSOLUTION AND TERMINATION

  10.1 Events Causing Dissolution

  The Company shall be dissolved upon the first to occur of the following events:

        The vote, pursuant to Section 6.2, of the Managers and a Super Majority in Interest to dissolve;

        The sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom;

        Upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company, unless within 90 days after such event the business of the Company is continued by the consent (which consent may be unreasonably or arbitrarily withheld) of a Majority in Interest of the remaining Member(s); or

        Except as otherwise agreed upon in this Agreement, any other event causing a dissolution of the Company under the provisions of the Act.

        10.2 Notices to Secretary of State

        Following the dissolution and the completion of the winding up of the Company, the Company shall file a Certificate of Cancellation with the Secretary of State of Kansas which cancels the Articles of Formation.

        10.3 Cash Distributions Upon Dissolution

        Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 10.1, the Board of Managers shall proceed to wind up the affairs of and liquidate the Company and the Liquidation Proceeds shall be applied and distributed in the following order of priority:

        (a) First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

        (b) Second, to the establishment of any reserve which the Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Board of Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Board of Managers, for distribution of the balance in the manner provided in this Article 10.

        (c) Third, to the Members holding Preferred Interests, pro rata to and to the extent of the sum of their unpaid Preferred Return and their Unreturned Capital Contributions in respect of their Preferred Interests.

        (d) Fourth, to the holders of the Class B Common Interests pro rata and in proportion to their Unreturned Capital Contributions with respect to their Class B Common Interests, in an amount equal to their Unreturned Capital Contributions with respect to their Class B Common Interests.

        (e) Finally, to the Members, pro rata and in proportion to their Percentage Interests.

        10.4 In-Kind

        Notwithstanding the foregoing, in the event the Board of Managers shall determine that an immediate sale of part of or all the Property would cause undue loss to the Members, or the Board of Managers determine that it would be in the best interest of the Members to distribute the Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same proportions as they would be if cash were distributed, but all such in-kind distributions shall be equalized, to the extent necessary, with cash), then the Board of Managers may either defer liquidation of, and withhold from distribution for a reasonable time, any of the Property except that necessary to satisfy the Company's debts and obligations, or distribute the Property to the Members in-kind.

        10.5 Purchase of a Member's Interest

        If the business of the Company is continued upon the occurrence of an event described in Section 10.1©, a Majority in Interest (determined by excluding the withdrawing Member) may, but is not required to, elect to cause the Company to purchase such Member's Interest as provided in this Section 10.5 by providing Notice to the withdrawing Member or such withdrawing Member's successors or personal representative (the "Selling Member"). Such Notice shall be given to the Selling Member within ninety (90) days following the date of the Event of Withdrawal. The purchase price for any Interest to be purchased by the Company pursuant to this Section 10.5 shall be the fair market value of such Interest as of the date of the Event of Withdrawal as agreed to among the Members, including the Selling Member. If the Members cannot agree, the value shall be determined as of the date of the Event of Withdrawal by Appraisal. Within ten (10) days of the Appraisal, the Board of Managers shall give notice to the Selling Member and the other Members as to the purchase price of the Selling Member's Interest.

        A Majority in Interest (determined by excluding the Selling Member) shall then have the option (i) to not purchase the Selling Member's Interest, in which event the Selling Member shall have the status of an assignee of an Interest, or (ii) to have the Company purchase the Interest, and if so, shall promptly set the date on which the closing of the purchase shall occur (the "Closing Date"), which date shall not be less than ten (10) days or more than thirty (30) days from the date the Notice by the Majority in Interest is given. At the closing, the Selling Member shall execute and deliver to the Company such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Company to effect the Transfer, as of the Valuation Date, of all the Selling Member's right, title and interest in the Company and its assets. Unless otherwise agreed upon by the Company and the Selling Member, the Company shall pay the purchase price to the Selling Member as follows:

          An amount equal to twenty percent (20%) of the purchase price shall be paid to the Selling Member on the Closing Date in cash.

          The balance of the purchase price shall be evidenced by a promissory note, dated as of the Closing Date, from the Company to the Selling Member providing for principal to be payable in twenty consecutive equal quarterly installments, commencing the first day of the calendar quarter beginning after the Closing Date, and for accrued interest to be payable on each principal installment date. The interest rate payable on the unpaid balance of the promissory note shall be adjusted annually and for any given period shall be an annual rate equal to the Prime Rate in effect on the first banking day of such year. Such promissory note shall be secured by the Interest acquired and shall be due and payable in full upon the commencement of distributions upon the liquidation of the Company or the sale or other disposition of all or substantially all the Company's assets. The Company shall have the right to prepay the note, in whole or in part, from time to time, without penalty.

  (c) The Company shall pay the fees and expenses of the appraiser engaged pursuant to this Section 10.5 if any, and the cost thereof shall be taken into account by the appraiser in determining the purchase price of the Selling Member's Interest.

ARTICLE 11 ACCOUNTING AND BANK ACCOUNTS

  11.1 Fiscal Year and Accounting Method

  The fiscal year and taxable year of the Company shall be as designated by the Board of Managers in accordance with the Code. The Board of Managers shall also determine the accounting method to be used by the Company.

  11.2 Books and Records

  Each Member (or such Member's designated representative) shall have the right during ordinary business hours and upon reasonable Notice to inspect and copy (at such Member's own expense) for any purpose reasonably related to such Member's interest as a member of the Company:

        True and full information regarding the status of the business and financial condition of the Company;

        Copies of the Company's federal, state and local income tax returns for each year;

        A current list of the name and last known business, residence or mailing address of each Member and Manager;

        Copies of this Agreement, the Articles, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Agreement, Articles and all amendments thereto have been executed;

        True and full information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

        Other information regarding the affairs of the Company as is just and reasonable.

        Each Member (or such Member's designated representative) shall have the right during ordinary business hours and upon reasonable Notice to inspect and copy (at such Member's own expense) the books and records of the Company required to be kept by Section 11.3(b) hereof.

        11.3 Books and Financial Reports

        Proper and complete records and books of account shall be kept by the Board of Managers in which shall be entered all transactions and other matters relative to the Company business. The Company's books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied.

        The Company shall have prepared at least annually, at the Company's expense, audited financial statements (balance sheet, statement of income or loss, Members' equity, and changes in financial position) prepared in accordance with generally accepted accounting principles. Copies of such statements and any accompanying report shall be distributed to the Members within 120 days after the close of each taxable year of the Company or as soon thereafter as possible. The initial audit firm shall be Weaver and Martin and shall thereafter be engaged annually by action of the Board.

        11.4 Tax Returns and Elections

        The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Board of Managers reasonably believe will produce the most favorable tax results for the Members.

        As soon as reasonably practicable after the end of each taxable year of the Company, the Company shall cause to be prepared and delivered to each Member all information with respect to the Company necessary for the Member's federal and state income tax returns.

  11.5 Bank Accounts

  All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Board of Managers and in the Company's name. Withdrawals therefrom shall be made only by persons authorized to do so by the Board of Managers.

ARTICLE 12 MISCELLANEOUS

  12.1 Title to Property

  Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to seek or obtain a partition of any of the assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

  12.2 Waiver of Default

  No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

  12.3 Amendment

        This Agreement may be altered, modified or changed from time to time by the affirmative vote of at least four (4) of the Board of Managers without the consent of the Members (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) without changing the rights of the Members to distributions hereunder, to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or other Federal agency or by a state securities or "blue sky" commission, a state revenue or taxing authority or any other similar entity or official.

        This Agreement may be otherwise altered, modified or changed from time to time only by an amendment approved by the holders of a majority of each class of Interests which is issued and outstanding at the time of such amendment.

        12.4 No Third Party Rights

        None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

        12.5 Severability

        In the event any provision of this Agreement is held to be illegal, invalid, unenforceable or not in compliance with the Company's contract with the State of Kansas to manage the operation of the Facility to any extent, such provision shall be disregarded and the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

        12.6 Nature of Interest in the Company

        A Member's Interest shall be personal property for all purposes.

        12.7 Offset

        Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

        12.8 Binding Agreement

        Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

        12.9 Headings

        The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

        12.10 Word Meanings

        The words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires.

        12.11 Counterparts

        This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

        12.12 Entire Agreement

        This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

        12.13 Representations

        Each Member does hereby represent and warrant by the signing of a counterpart of this Agreement that the Interest acquired by him/her was acquired for his/her own account, for investment only, and not for the benefit of any other person, and not for resale to any other person or future distribution, and that he/she has relied solely on the advice of his/her personal tax, investment or other advisor(s) in making his/her investment decision. The Managers have not made and hereby make no warranties or representations other than those set forth in this Agreement.

        12.14 Partition

        The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right he/she may have to maintain any action for partition of any of the Property.

        12.15 Arbitration

        ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE SETTLED SOLELY AND EXCLUSIVELY BY ARBITRATION. THE PARTIES HERETO EXPRESSLY WAIVE THEIR RIGHTS TO (I) BRING ANY SUCH CONTROVERSY OR DISPUTE IN A COURT OF LAW AND (II) SEEK, DEMAND OR BE AWARDED ANY PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH ANY SUCH ARBITRATION.

        Arbitration shall be conducted by three (3) arbitrators, one (1) to be selected by each of the parties and the third to be designated by the two (2) arbitrators so selected. In the event of their failure to agree on the third arbitrator, selection shall be made by the American Arbitration Association in Kansas City, Kansas where the arbitration shall take place.

        The arbitrators shall follow the commercial arbitration rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the Federal rules of evidence applicable to a federal district court sitting in Kansas City, Kansas; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; shall conduct a pretrial hearing and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

        The arbitrators shall complete their proceedings and render their written decision (inclusive of findings of fact and conclusions of law) within forty (40) days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

        The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties, and accordingly the parties shall promptly comply with the terms of such award, and a judgment by a court of competent jurisdiction (which shall be deemed to include any state or Federal court sitting in Kansas City, Kansas) may be entered in accordance therewith.

        The fees and expenses of the arbitrators in connection with the resolution of disputes pursuant hereto shall be borne by the party who does not prevail in the arbitration.

  12.16 Non-Disclosure

  Each Member for itself and on behalf of its Affiliates agrees to keep the provisions of this Agreement and all schedules, appendices and exhibits hereto in confidence except pursuant to the requirements of applicable law and shall not publish or otherwise disclose the same at any time without the prior written consent of all the Members.

  12.17 Governing Law

  This Agreement shall be construed according to and governed by the laws of the State of Kansas.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

  THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
  WHICH MAY BE ENFORCED BY THE PARTIES.

MEMBERS: BUTLER NATIONAL SERVICE CORPORATION By: /s/ Clark D. Stewart Name: Clark D. Stewart Title: CEO LARRY J. WOOLF & ASSOCIATES, LLC By: /s/ Larry J. Woolf Name: Larry J. Woolf Title: Manager
SCHEDULE A-1 - MEMBERS
Name	Initial Capital Contribution	Number and Class of Interests
Butler National Service Corporation	Personal Property valued at $5,000,000	30,000,000 Class A Common Interests
Larry J. Woolf & Associates, LLC	Obligation to fund $5,500,000 plus obligation to fund an additional $14,500,000 cash all as provided on Schedule A-2 hereto	20,000,000 Class A Preferred Interests*

* If $20,000,000 is not funded by the Class A Preferred Investors on or before December 31, 2009, then the number of Preferred Interests will be reduced pro rata based on the amount actually funded.
SCHEDULE A-2 - INVESTMENT SCHEDULE
Date or Milestone	Investment Amount
Funded on or before August 31, 2008	$5,500,000
Balance of $14,500,000 to be funded according to a mutually acceptable budget	$14,500,000
Total	$20,000,000
SCHEDULE B - TAXES
                Definitions.

                "Adjusted Capital Account" means the Capital Account balance of a Member increased by such Member's Share of Company Minimum Gain.

                "Capital Account" means a separate account established by the Company and maintained for each Member in accordance with this Schedule B.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Member's Share of Company Minimum Gain" means an amount determined (ix) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(g) with respect to a nonrecourse liability of the Company in which no Member bears the economic risk of loss and (x) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(i) with respect to a nonrecourse liability of the Company in which any Member bears any portion of the economic risk of loss.

                "Minimum Gain" means the amount of gain, if any, as set forth in rules applicable to partnerships in Treasury Regulations Section 1.704-2(d) that would be realized by the Company if it disposed of (in a taxable transaction) property subject to a nonrecourse liability of such Company, in full satisfaction of such liability (and for no other consideration).

                "Profits and Losses For Tax Purposes" means, for accounting and tax purposes, the various items with respect to partnerships set forth in Section 702(a) of the Code and all applicable regulations, or any successor law, and shall include, but not be limited to, items such as capital gain or loss, tax preferences, credits, depreciation, other deductions and depreciation recapture.

                "Treasury Regulations" means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

                Maintenance of Capital Accounts.

                The Company shall maintain for each Member a separate account ("Capital Account") in accordance with the rules applicable to partnerships in Treasury Regulation 1.704-1(b)(2)(iv) or any successor Treasury Regulations which by their terms would be applicable to the Company. No Member shall be entitled to receive or be credited with any interest on the balance of such Member's Capital Account at any time.

                Allocation of Profits and Losses For Tax Purposes.

                Except as otherwise provided in Section 4 of this Schedule B, all Profits and Losses for Tax Purposes of the Company shall be allocated among the Members in accordance with this Section 3.

                (i) Losses for each year shall be allocated in the following order of priority:

                (i) First, to the Members, pro rata in proportion to the amount by which each Member's Adjusted Capital Account exceeds the sum of said Member's Unreturned Capital Contribution and unpaid Preferred Return, if any, until each Member's Adjusted Capital Account equals the sum of said Member's Unreturned Capital Contribution and unpaid Preferred Return, if any.

                (ii) Second, to the Members holding Class A Common Interests, pro rata in proportion to their positive Adjusted Capital Account balance with respect to their Class A Common Interests, until each Member's Adjusted Capital Account with respect to their Class A Common Interests is reduced to zero.

                (iii) Third, to the Members holding Class B Common Interests, pro rata in proportion to their positive Adjusted Capital Account balance with respect to their Class B Common Interests, until each Member's Adjusted Capital Account with respect to their Class B Common Interests is reduced to zero.

                (iv) Fourth, to the Preferred Interest Holders, pro rata in proportion to their positive Adjusted Capital Account balance with respect to their Preferred Interests until each Preferred Interest Holder's Adjusted Capital Account with respect to their Preferred Interests is reduced to zero.

                (v) Finally, to the Member or Members who bear the economic risk of loss in accordance with the applicable Treasury regulations.

                (b) Profits for each year shall be allocated in the following order of priority:

                (i) First, to the Members with a negative Adjusted Capital Account balance in proportion to their negative Adjusted Capital Account balances until each Member's Adjusted Capital Account is restored to zero.

                (ii) Second, to the Preferred Interest Holders, pro rata in proportion to the sum of their respective Unreturned Capital Contributions and unpaid Preferred Return with respect to their Preferred Interests, until each Preferred Interest Holder's Adjusted Capital Account with respect to their Preferred Interests equals the sum of their respective Unreturned Capital Contributions and unpaid Preferred Return with respect to their Preferred Interests.

                (iii) Third, to the Members holding Class B Common Interests, pro rata in proportion to their respective Unreturned Capital Contributions with respect to their Class B Common Interests, until each Member holding Class B Common Interests' Adjusted Capital Account with respect to their Class B Common Interests equals their respective Unreturned Capital Contributions with respect to their Class B Common Interests.

                (iv) Fourth, to the Members holding Class A Common Interests, pro rata in proportion to their respective Unreturned Capital Contributions with respect to their Class A Common Interests, until each Member holding Class A Common Interests' Adjusted Capital Account with respect to their Class A Common Interests equals their respective Unreturned Capital Contributions with respect to their Class A Common Interests.

                (v) Finally, to the Members, pro rata in accordance with their respective Percentage Interests.

                Special Allocations.

                  Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Minimum Gain at the end of any taxable year is less than the amount of such Minimum Gain at the beginning of such taxable year, there shall be allocated to each Member gross income or gain (in respect of the current taxable year and any future taxable year) in an amount equal to such Member's share of the net decrease in Minimum Gain during such year in accordance with Treasury Regulation Section 1.704-2(f). Such allocation of gross income and gain shall be made prior to any other allocation of income, gain, loss, deduction or Section 705(a)(2)(B) expenditure for such year. Any such allocation of gross income or gain pursuant to this Section shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit of the Company so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a minimum gain chargeback as described in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistent therewith.

                  Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 4(a) of this Schedule B, if there is a net decrease (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3)) during a taxable year in Minimum Gain attributable to a non-recourse debt of the Company for which any Member bears the economic risk of loss (as determined accordance with Treasury Regulation Section 1.704-2(b)(4)), then any Member with a share of the Minimum Gain (as determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) attributable to such debt (determined at the beginning of such taxable year) shall be allocated in accordance with Treasury Regulation Section 1.704-2(i)(4) items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in the Minimum Gain attributable to such Member in accordance with Treasury Regulation Section 1.704-2(i). Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 4(a) of this Schedule B and shall be taken into account, to the extent feasible, in computing subsequent allocations of the Company, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a partner minimum gain chargeback as described in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistent therewith.

                  Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Sections 4(a) and 4(b) of this Schedule B, if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces any Member's Capital Account below zero or increases the negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation), gross income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation) created by such adjustments, allocations or distributions as quickly as possible in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion with such negative Capital Accounts of the Members. Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain made pursuant to Section 4(a) or 4(b) of this Schedule B and shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if such adjustments, allocations or distributions had not occurred. This provision is intended to be a qualified income offset as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

                  Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to a non-recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to such Member in accordance with Treasury Regulation Section 1.704-2(i).

                  In accordance with Section 704(c) and the Regulations thereunder, if property is contributed to the Company and the fair market value of such property on the date of its contribution differs from the adjusted tax basis of such property, any income, gain, loss and deduction with respect to such property shall, solely for tax purposes (including without limitation Section 4(b)(i) of the Agreement), be allocated among the Members so as to take into account any variation between the adjusted tax basis to the Company of such property for federal income tax purposes and the fair market value of such property on the date of contribution to the Company. Such allocations shall be made using a reasonable method that is consistent with the purpose of Section 704(c) of the Code pursuant to Treasury Regulation Section 1.704-3.

                Persons Entitled to Allocations.

                With respect to any period in which a transferee of the interest of a Member is first entitled to a share of the Profits And Losses For Tax Purposes, the Company shall, with respect to such Profits And Losses For Tax Purposes, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the Treasury Regulations.

                Tax Matter Member.

                Until otherwise determined by a Majority in Interest, Butler National Service Corporation, is hereby designated as the Company's "Tax Matters Member," which shall have the same meaning as "tax matters partner" under the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service and any court with respect to any audit or examination of any Company tax return and before any court and to retain such experts (including, without limitation, outside counsel or accountants) as deemed necessary.

                Negative Balance.

  No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or any other Member to restore said negative balance to zero.